Exhibit No. (12)

KIMBERLY-CLARK CORPORATION AND SUBSIDIARIES
Computation of Ratio of Earnings to Fixed Charges
(Dollar amounts in millions)

	Year Ended December 31
	2016	2015	2014	2013	2012
Consolidated Companies
Income from continuing operations before income taxes	$3,009	$1,335	$2,255	$2,641	$2,110
Interest expense	319	295	284	282	285
Interest factor in rent expense	94	93	101	106	101
Amortization of capitalized interest	9	9	23	12	11

Equity Affiliates
Share of 50%-owned:
Income before income taxes	(2)	(2)	1	6	3
Interest expense	1	-	-	-	-
Interest factor in rent expense	-	-	-	-	-
Amortization of capitalized interest	-	-	-	-	-
Distributed income of less than 50%-owned	120	136	168	163	148

Earnings	$3,550	$1,866	$2,832	$3,210	$2,658

Consolidated Companies
Interest expense	$319	$295	$284	$282	$285
Capitalized interest	10	15	11	14	9
Interest factor in rent expense	94	93	101	106	101

Equity Affiliates
Share of 50%-owned:
Interest and capitalized interest	1	-	-	-	-
Interest factor in rent expense	-	-	-	-	-

Fixed Charges	$424	$403	$396	$402	$395

Ratio of earnings to fixed charges	8.37	4.63	7.15	7.99	6.73